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                                                                 EXHIBIT 99.12



                               INVESTMENT BANKING

                              CONSULTING AGREEMENT

                                     BETWEEN

                       VITAFORT INTERNATIONAL CORPORATION


                                       AND


                                NICHOLAS KONSTANT


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                               INVESTMENT BANKING
                              CONSULTING AGREEMENT
                                     BETWEEN
                       VITAFORT INTERNATIONAL CORPORATION
                                       AND
                                NICHOLAS KONSTANT



                                TABLE OF CONTENTS

PARAGRAPH NO.                                          PAGE NO.
-------------                                          --------

 1   Engagement and Description of Services............   1
 2   Term..............................................   2
 3   Compensation......................................   2
 4   Independent Contractor............................   2
 5   Assignment........................................   2
 6   Non-Competition...................................   3
 7   Confidentiality...................................   3
 8   Termination.......................................   3
 9   Disclaimer of Responsibility for Acts of Company..   4
10   General Provisions................................   5
     10.1   Governing Law and Jurisdiction.............   5
     10.2   Notices....................................   5
     10.3   Attorneys' Fees............................   6
     10.4   Complete Agreement.........................   6
     10.5   Binding....................................   6
     10.6   Unenforceable Terms........................   6
     10.7   Execution in Counterparts..................   6
     10.8   Further Assurance..........................   6
     10.9   Incorporation by Reference.................   7
     10.10  Acknowledgement of Attorney Representation.   7
     10.11  Miscellaneous Provisions...................   7

Signatures


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                               INVESTMENT BANKING
                              CONSULTING AGREEMENT




          THIS INVESTMENT BANKING CONSULTING AGREEMENT ("Agreement"), is made and entered into as of the 4th day of January, 1996 ("Effective Date") by and between Vitafort International Corporation, a Delaware corporation ("Company") and Nicholas Konstant ("Consultant").


                                    RECITALS


          Company desires to engage Consultant to perform certain investment banking and financial consulting services for it and Consultant desires, subject to the terms and conditions of this Agreement, to perform such consulting services for Company.

          NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES AND UNDERTAKINGS HEREIN CONTAINED AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED, THE PARTIES HERETO AGREE AS FOLLOWS:

          1.   ENGAGEMENT AND DESCRIPTION OF SERVICES.

          Company hereby retains Consultant as a consultant, and Consultant hereby agrees to act as such consultant and to furnish such consulting services to Company as requested from time to time by Company. Such consulting services shall include, but not be limited to, consultation regarding identifying sources of funding for Company (both debt and equity), analysis of the business operations, properties, financial condition and prospects of Company, and assistance in negotiating and effecting financing transactions. Consultant's role shall be to advise and review only, it being understood that the management of Company will have final authority with respect to all managerial decisions. It is further understood and acknowledged by the parties hereto that the value of Consultant's advice is not measurable in any qualitative manner and Consultant shall be obligated to render advice upon the request of Company in good faith, but shall not be obligated to spend any specific amount of time in doing so.


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          2.   TERM.

          The term of this Agreement ("Term") shall begin as of the Effective Date and shall terminate twenty-four (24) months thereafter, unless terminated or extended in accordance with provisions of this Agreement.

          3.   COMPENSATION.

          As compensation for all services rendered by Consultant pursuant to this Agreement, Company shall issue to Consultant a warrant entitling Consultant to purchase up to One Million (1,000,000) shares ("Warrant Shares") of Company's common stock at an exercise price of $.15 per share ("Warrant"). The Warrant shall vest in full as of the Effective Date and shall have a term of sixty (60) months commencing on the Effective Date. The Warrant shall be substantially in the form of Exhibit A hereto. The Warrant shall provide that the holder thereof shall have piggyback registration rights with respect to any registration statement filed by Company with the Securities and Exchange Commission on a form which may include the Warrant Shares.


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          4.   INDEPENDENT CONTRACTOR.

          It is expressly agreed that Consultant is acting as an independent contractor in performing his services hereunder, and this Agreement is not intended to, nor does it create, an employer- employee relationship nor shall it be construed as creating any joint venture or partnership between Company and Consultant. Consultant shall be responsible for all applicable federal, state and other taxes related to Consultant's consulting fee and Company shall not withhold or pay any such taxes on behalf of Consultant, including without limitation social security, federal, state and other local income taxes. Since Consultant is acting solely as an independent contractor under this Agreement, Consultant shall not be entitled to insurance or other benefits normally provided by Company to its employees.

          5.   ASSIGNMENT.

          This Agreement is a personal one being entered into in reliance upon and in consideration of the singular personal skill and qualifications of Consultant. Consultant shall not voluntarily, or by operation of law assign or otherwise transfer the obligations incurred on his part pursuant to terms of this Agreement without the prior written consent of Company. Any attempt at assignment or transfer by Consultant of his obligations hereunder, without such consent, shall be null and void.

          6.   NON-COMPETITION.

          Consultant agrees that during the Term he shall not, directly or indirectly (whether for compensation or otherwise), alone or as an agent, principal, partner, officer, employee, trustee, director, shareholder, consultant or in any other capacity own, manage, operate, join, control or participate in the ownership, management, operation or control of, or furnish any capital to, or be connected in any manner with, or provide any services as a consultant for any business which has any activities or products directly competitive with the activities and products of Company. Subject to the foregoing, Company hereby acknowledges that Consultant is in the business of providing consulting advice of the nature contemplated by this Agreement to others and nothing herein contained shall be construed to limit or restrict Consultant in conducting such business with respect to rendering such advice to others.

          7.   CONFIDENTIALITY.

          Consultant recognizes that during the course of Consultant's activities on behalf of Company, he will accumulate certain proprietary and confidential information and trade secrets used in Company's business and will have divulged to him certain confidential and proprietary information and trade secrets about


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the business, operations and prospects of Company, which constitute valuable business assets of Company. Consultant hereby acknowledges and agrees that such information ("Proprietary Information") is confidential and proprietary and constitutes trade secrets and that the Proprietary Information belongs to Company and not to Consultant. Consultant agrees, to the extent not prohibited by law, that he shall not, at any time subsequent to the execution of this Agreement, whether during or after the Term, disclose, divulge or make known, directly or indirectly, to any person, or otherwise use or exploit in any manner any Proprietary Information obtained by Consultant under this Agreement, except in connection with and to the extent required by his performance of his duties hereunder for Company. Upon termination of this Agreement Consultant shall deliver to Company all tangible displays and repositories of Proprietary Information.

          8.   TERMINATION.

          This Agreement may be terminated on the occurrence of any one of the following events:

               8.1  The expiration of the Term hereof;

               8.2  The mutual agreement of the parties;

               8.3 At Company's option, on the last day of the month in which Consultant dies or becomes permanently incapacitated. "Permanent incapacity" as used herein shall mean mental or physical incapacity, or both, reasonably determined by Company's Board of Directors based upon a certification of such incapacity by, in the discretion of Company's Board of Directors, either Consultant's regularly attending physician or a duly licensed physician selected by Company's Board of Directors, rendering Consultant unable to perform substantially all of his duties hereunder and which appears reasonably certain to continue for at least six consecutive months without substantial improvement. Consultant shall be deemed to have "become permanently incapacitated" on the date Company's Board of Directors has determined that Consultant is permanently incapacitated and so notifies Consultant;

               8.4 By Company "with cause," effective upon delivery of written notice to Consultant given at any time (without any necessity for prior notice) if any of the following shall occur:

               (a) a material breach of this Agreement by Consultant, which breach has not been cured within thirty (30) days after a written demand for such performance is delivered to Consultant by Company that specifically identifies the manner in which Company believes that Consultant has breached this Agreement;


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               (b)  any material acts or events which inhibit Consultant from fully performing his responsibilities to Company in good faith, such as (i) a felony criminal conviction; (ii) any other criminal conviction involving Consultant's lack of honesty or Consultant's moral turpitude; (iii) drug or alcohol abuse; or (iv) acts of dishonesty, gross carelessness or gross misconduct.

          9.   DISCLAIMER OF RESPONSIBILITY FOR ACTS OF COMPANY.

          The obligations of the Consultant described in this Agreement consist solely of the furnishing of information and advice to Company. In no event shall Consultant be required by this Agreement to act as the agent of Company or otherwise to represent or make decisions for Company. All final decisions with respect to acts of Company or its affiliates, whether or not made pursuant to or in reliance on information or advice furnished by Consultant hereunder, shall be those of Company or such affiliates and Consultant shall under no circumstances be liable for any expenses incurred or loss suffered by Company as a consequence of such decisions.

          10.  GENERAL PROVISIONS.

               10.1 GOVERNING LAW AND JURISDICTION. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California. Each of the Parties hereto consents to such jurisdiction for the enforcement of this Agreement and matters pertaining to the transaction and activities contemplated hereby.

               10.2 NOTICES. All notices and other communications provided for or permitted hereunder shall be made by hand delivery, first class mail, telex or telecopied, addressed as follows:

     PARTY               ADDRESS
     -----               -------

     Company             Vitafort International Corporation
                         1800 Avenue of the Stars, Suite 480
                         Los Angeles, California 90067
                         Attn:  Mark Beychok
                         Telecopier No.: 310-556-1227

       with a copy, which shall not constitute notice, to:

                         Harry S. Stahl, Esq.
                         McKenna & Stahl
                         2603 Main Street, Suite 1010
                         Irvine, California 92714
                         Telecopier No.: 714-752-6723


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     Consultant          Nicholas Konstant
                         c/o Nightengale-Conant
                         7300 North Lehigh Avenue
                         Niles, Illinois 60714
                         Telecopier No.: 708-674-2476

       with a copy, which shall not constitute notice, to:

                         ______________________________
                         ______________________________
                         ______________________________
                         ______________________________
                         Telecopier No.: ______________

          All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five (5) business days after deposit in any United States Post Office in the continental United States, postage prepaid, if mailed; when answered back, if telexed; and when receipt is acknowledged or confirmed, if telecopied.

               10.3 ATTORNEYS' FEES. In the event a dispute arises with respect to this Agreement, the party prevailing in such dispute shall be entitled to recover all expenses, including, without limitation, reasonable attorneys' fees and expenses incurred in ascertaining such party's rights, in preparing to enforce or in enforcing such party's rights under this Agreement, whether or not it was necessary for such party to institute suit.

               10.4 COMPLETE AGREEMENT. This Agreement supersedes any and all of the other agreements, either oral or in writing, between the Parties with respect to the subject matter hereof and contains all of the covenants and agreements between the Parties with respect to such subject matter in any manner whatsoever. Each Party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any Party, or anyone herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may be changed or amended only by an amendment in writing signed by all of the Parties or their respective successors-in-interest.

               10.5 BINDING. This Agreement shall be binding upon and inure to the benefit of the successors-in-interest, assigns and personal representatives of the respective Parties, except that this Agreement may not be assigned by Consultant without the prior written consent of Company.

               10.6 UNENFORCEABLE TERMS. Any provision hereof prohibited by law or unenforceable under the law of any jurisdiction in which such provision is applicable shall as to such jurisdiction only be ineffective without affecting any other


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provision of this Agreement.  To the full extent, however, that such applicable law may be waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms, the Parties hereto hereby waive such applicable law knowingly and understanding the effect of such waiver.

               10.7 EXECUTION IN COUNTERPARTS. This Agreement may be executed in several counterparts and when so executed shall constitute one agreement binding on all the Parties, notwithstanding that all the Parties are not signatory to the original and same counterpart.

               10.8 FURTHER ASSURANCE. From time to time each Party will execute and deliver such further instruments and will take such other action as any other Party may reasonable request in order to discharge and perform their obligations and agreements hereunder and to give effect to the intentions expressed in this Agreement.

               10.9 INCORPORATION BY REFERENCE. All exhibits referred to in this Agreement are incorporated herein in their entirety by such reference.

               10.10 ACKNOWLEDGEMENT OF ATTORNEY REPRESENTATION. Consultant acknowledges that McKenna & Stahl has acted only as attorneys for Company in connection with the negotiation and execution of this Agreement; that he has been advised by McKenna & Stahl to seek independent representation by counsel of his own choice; and that he is not relying upon the said law firm to act as his attorney in connection with any matter relating to this Agreement.

               10.11 MISCELLANEOUS PROVISIONS. The various headings and numbers herein and the grouping of provisions of this Agreement into separate articles and paragraphs are for the purpose of convenience only and shall not be considered a party hereof. The language in all parts of this agreement shall in all cases by construed in accordance with its fair meaning as if prepared by all Parties to the Agreement and not strictly for or against any of the Parties.


                          (Signature page on page 8)

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          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.


                              "COMPANY"

                              VITAFORT INTERNATIONAL CORPORATION
                              A Delaware corporation

                              By:  /s/ Mark Beychok
                                   -----------------------------------
                                   Mark Beychok, President



                              "CONSULTANT"



                                   /s/ Nicholas Konstant
                                   -----------------------------------
                                   Nicholas Konstant, an individual



(Signature page to Strategic Services Consulting Agreement between Vitafort International Corporation and Nicholas Konstant)

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